Exhibit 10.14

Wood Purchase and Sales Contract

Party A: Qianxinan Aosen Forestry Company, Limited (company)
Party B: Yan Zhiming (Zunyi)

Our Company can annually produce 50,000 m³medium-high density fiberboard, and we need to purchase the residue wood from cutting, residue firewood from processing and non-standard wood of approximately 100,000 ton as the raw materials for manufacturing the fiberboard. In order to maintain two parties’ benefit, through common consultation, two parties hereby agree the following terms and conditions:

1.	Our company will purchase the wood of all the conifer and broad-leaved tree varieties other than firry, paulownia and schefflera octophylla.

2.	In the course of purchasing wood, we will offer the different unit price for different supply distance and different supply quantity. The wood suppliers which cannot provide the certificates relevant to the producing area of wood will not enjoy the favorable price (means for transportation distance of wood).

3.	Wood specification and demand on them: the diameter of small end of log shall be larger than 3cm, and the length of log, the diameter of which is less than 24cm, shall not be more than 1m. There is not corrosion on wood. The thickness of residues from processing shall be larger than 2cm. During the inspection and acceptance, the price of wood from the tree varieties that we do not purchase will not be calculated, and the price of corroded wood and materials of old houses will not be calculated, too.

4.	If, during the wood supply, the clients who enter into contract cannot supply wood for traffic suspension caused by rain season or otherwise, the suspended days can be deducted.

5.	There are three standards of wood supply for clients entering into contract: monthly wood supply of 300-500 ton, 500-1000 ton and over 1000 ton, respectively.

6.	If the average monthly wood supply is over 1000 ton, the unit price of log is RMB /ton, the unit price of spill is RMB 720/ton (calculated according to unit price), and the unit price of leftover material is RMB /ton.

7.	Party A and B can, based on the market situation, appropriately float the purchase price of wood.

8.	Settlement Method: for clients whose monthly supply is 300-500 ton, the price will be settled when every 100 ton wood supplied. For clients whose monthly supply is 500-1000 ton, the price will be settled when every 250 ton wood supplied. For clients whose monthly supply is over 1000 ton, the price will be settled when every 300 ton wood supplied. Upon every settlement, the favorable part will be deducted as the credit pledge (not later than two days before settlement, the financial department of Party A will be notified).

9.	The supplementary agreement executed by and between Party A and B has the same effect with this contract.

10.	This contract is effect from March 15, 2010, to March 14, 2011.

11.	This contract has three copies, and Party A holds two, and Party B holds one, respectively.

Party A (seal): Qianxinan Aosen Forestry Company, Limited		Party: Yan Zhiming
Representative:		Representative:
March 14, 2010